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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM 8-K

                              CURRENT REPORT
                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


             Date of Report (Date of earliest event reported):
                       June 24, 1996 (June 21, 1996)

                         TIAA REAL ESTATE ACCOUNT
          (Exact name of registrant as specified in its charter)


New York                     33-92990              Not Applicable
(State or other        (Commission File No.)       (IRS Employer
Jurisdiction of                                    Identification No.)
incorporation)

      c/o Teachers Insurance and Annuity
      Association of America
      730 Third Avenue
      New York, New York                                 10017-3206
      (Address of principal executive offices)           (Zip Code)

Registrant's telephone number, including area code (212) 490-9000

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ITEM 5.  OTHER EVENTS.

      The TIAA Real Estate Account has recently purchased an additional property for its portfolio. The property is described below.

Monte Vista Apartments -- Littleton, Colorado
- ----------------------------------------------

           On June 21, 1996, the Account purchased the fee interest in Monte Vista Apartments, a luxury garden apartment complex located in Littleton, Colorado, for a purchase price of approximately $17.6 million. The property is not subject to a mortgage.

           Monte Vista Apartments was built in 1995, and is located on approximately 15.1 acres of land. The complex consists of 219 one- and two-bedroom units in 22 two-story buildings, with units containing such amenities as 9 foot ceilings, a gas fireplace and an attached garage. Building exteriors are brick and siding.
There are 221 uncovered parking spaces in addition to the garages. Residents have use of an on-site clubhouse, a fully equipped exercise center and swimming pool. The complex is currently 95% occupied with monthly rents averaging $916.00 per unit. Rents are comparable with competitive complexes in the locality and are not subject to rent regulation. The Account will be responsible for the expenses of operating the property.

           Littleton is located 10 miles southwest of downtown Denver. Denver, the capital of Colorado, is the largest city in the seven state Rocky Mountain region. The population of the Denver metropolitan area, which includes Littleton, has grown steadily during the past ten years and is expected to continue to expand in the near future.









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                                SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             TIAA REAL ESTATE ACCOUNT

                             By:  TEACHERS INSURANCE AND ANNUITY
                                  ASSOCIATION OF AMERICA

Date: June 24, 1996          By:  /s/ Peter C. Clapman
                                  --------------------------------
                                  Peter C. Clapman, Senior Vice
                                  President and Chief Counsel,
                                  Investments
                                  (Authorized Signatory)

















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